Exhibit 99.1

For Immediate Release

Carolina Bank Announces Quarterly Earnings Increase

(GREENSBORO, NC) Carolina Bank Holdings, Inc. (NASDAQ Small Cap Symbol “CLBH”) announced that for the quarter ended September 30, 2004 it posted net income of $451,212, an increase over the same period last year of 43 percent.

Robert T. Braswell, President and CEO said of the results, “I’m happy to report what amounts to our company’s twenty-sixth consecutive quarterly profit. Earnings have improved as a result of our growth in loans, fee income, and our continued adherence to a disciplined expense management system. We are pleased to report that the core bank continues to perform well and supports the company’s growth.”

The company reports the following comparison between the quarter ended September 30, 2004 and the quarter ended September 30, 2003: earnings per share increased 43 percent to $0.20 per share; net income increased 43 percent to $451,212; total assets increased 26 percent to $267.2 million; total deposits increased 30 percent to $219.3 million and net loans grew 34 percent to $206 million.

For the nine months ended September 30, 2004, the company reported net income of $1.156 million, which is 45 percent greater than the same period last year.

Commenting on the company’s performance, Braswell said, “While the economy continues to send mixed signals, our company continues to demonstrate positive results. Our loan demand continues to be very strong. Compared to our national and North Carolina peers, our credit quality remains very acceptable. The company’s stock price has been improving of late and is becoming more fairly valued on a price to book comparison to our peers.”

The company operates Carolina Bank as a wholly owned subsidiary. The bank has three branches in Greensboro and one in Asheboro, N.C. Further information is available on the bank’s website, www.carolinabank.com

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This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Please see the attached table, “Selected Financial Information.”

It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404 Telephone: 336-286-8740 – Email:

b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2004			2003		Years Ended
(in thousands, except per share)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2003	2002	2001
OPERATING INCOME SUMMARY
Interest income	$3,338	$2,855	$2,741	$2,682	$2,404	$9,844	$9,085	$9,016
Interest expense	1,130	960	893	875	853	3,584	4,152	5,397
Net interest income	2,208	1,895	1,848	1,807	1,551	6,260	4,933	3,619
Provision for loan losses	236	133	180	225	95	692	685	391
Non-interest inc. bfr securities/REO inc.	286	351	295	319	432	1,454	911	557
Securities/REO gains (losses), net	—	—	—	(37)	(25)	(100)	20	129
Non-interest expenses	1,561	1,589	1,437	1,339	1,369	5,198	4,266	3,386
Income before income taxes	697	524	526	525	494	1,724	913	528
Income taxes	246	176	169	171	178	574	312	126
Net income	$451	$348	$357	$354	$316	$1,150	$601	$402

PER COMMON SHARE *
Basic	$0.20	$0.15	$0.16	$0.16	$0.14	$0.52	$0.47	$0.32
Diluted	0.20	0.15	0.15	0.15	0.14	0.51	0.46	0.32
Book Value (on outstanding shares)	9.23	8.83	8.92	8.70	8.49	8.70	8.28	7.74

ASSET QUALITY
Allowance for loan losses	$2,628	$2,436	$2,316	$2,150	$2,023	$2,150	$1,661	$1,369
Loans on nonaccrual	772	327	322	228	900	228	37	443
Repossesed assets	891	714	126	126	216	126	648	—
Net loan chargeoffs (recoveries)	44	13	14	99	14	204	393	209
Allowance for loan losses to loans	1.26%	1.25%	1.25%	1.25%	1.30%	1.25%	1.25%	1.26%
Nonaccrual loans+repossessions to assets	0.62%	0.42%	0.19%	0.16%	0.53%	0.16%	0.36%	0.29%

AVERAGE BALANCES
Loans	$203,085	$189,452	$179,288	$164,333	$152,488	$151,155	$121,446	$95,602
Earning assets	246,103	222,737	214,310	198,143	191,784	189,766	155,420	122,273
Total assets	259,840	242,497	226,685	211,955	203,986	201,354	163,337	129,022

AT PERIOD END
Loans before allowance	$208,653	$194,141	$185,994	$172,575	$155,937	$172,575	$133,045	$108,882
Total assets	267,237	245,002	239,302	226,911	212,126	226,911	189,871	151,515
Deposits	219,337	200,932	197,514	183,569	168,706	183,569	154,878	124,654
Stockholders’ Equity	20,779	19,876	20,051	19,563	19,057	19,563	18,344	9,590

RATIOS ANNUALIZED
Net yield - avg interest earning assets	3.59%	3.40%	3.45%	3.65%	3.23%	3.30%	3.17%	2.96%
Return on average assets	0.69%	0.57%	0.63%	0.67%	0.62%	0.57%	0.37%	0.31%
Net charge-offs to average loans	0.09%	0.03%	0.03%	0.24%	0.04%	0.13%	0.32%	0.22%
Efficiency ratio (excl security/REO trans.)	0.63	0.71	0.67	0.63	0.69	0.67	0.73	0.81

Note: All quarterly information is unaudited.

*	All Per Common Share Information has been presented or restated to reflect the effect of the six-for-five stock split with a record date of April 20, 2004